News Release

For Immediate Release	For Further Information, Contact:
April 19, 2018	George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL INCOME TRUST SELLS 2819 LOKER AVENUE EAST

(HOUSTON) – Hines, the international real estate firm, has announced the sale of 2819 Loker Avenue East to BLT Enterprises out of Los Angeles for more than $38M.

In 2014, Hines Global Income Trust, Inc. (formerly Hines Global REIT II, Inc.) purchased 2819 Loker Avenue East-it’s first acquisition-for $25.4M. The one-story Class A industrial building totals 161,310 square feet in Carlsbad, California. The property is 100 percent leased to the Acushnet Company, the parent company for golf industry brands such as Titleist and Footjoy. Acushnet recently reaffirmed their commitment to the property by executing a 10-year lease renewal.

Sherri Schugart, President and Chief Executive Officer of Hines Global Income Trust, said, “2819 Loker Avenue East has been a solid investment for Hines Global Income Trust. Our local San Diego team was successful in executing our leasing strategy and given strong demand from the capital markets for properties of this profile, we believe it was a smart time to make this disposition and lock in gains for our investors.”

Hines Director Eric Hepfer added, “The sale of 2819 Loker Avenue East represents an excellent outcome for our investors, and a successful conclusion to Hines' first industrial acquisition in the San Diego area."

Hines Global Income Trust is a public, non-traded real estate investment trust sponsored by Hines that owns interests in the United States and internationally. For additional information about Hines Global Income Trust, visit www.hinessecurities.com.

About Hines:

Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 201 cities in 24 countries. Hines has approximately $111 billion of assets under management, including $60 billion for which Hines provides fiduciary investment management services, and $51 billion for which Hines provides third-party property-level services. The firm has 108 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,295 properties, totaling over 422 million square feet. The firm’s current property and asset management portfolio includes 506 properties, representing over 210 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.